Dallas/September 15, 2014 – Comerica Announces Summary Results of its Mid-Year Dodd-Frank Act Stress Test

1	Introduction
The mid-year Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) stress test (DFAST) results of Comerica Incorporated (Comerica or the Corporation) indicate Comerica would maintain sufficient capital ratios throughout the nine quarter forecasting horizon.
Pursuant to CFR §252.148, the following is a summary of the results of the mid-year DFAST of Comerica, based upon the scenario and assumptions discussed below.

Loss Projections BHC Severely Adverse Scenario	9 Quarter Total
	$ in Billions	%
Total Loan Losses % of Average Loans	$2.03	4.6%
Pre-Provision Net Revenue (PPNR) % of Average Assets	1.28	2.2
Pre-Tax Income % of Average Assets	(1.61)	(2.7)

Capital Ratios BHC Severely Adverse Scenario	Actual Q1 2014	Minimum*
Tier I Common Ratio	10.6%	9.4%
Common Equity Tier 1 Capital Ratio	NA	9.4
Tier I Risk - Based Capital Ratio	10.6	9.4
Total Risk - Based Capital Ratio	13.0	11.4
Tier I Leverage Ratio	10.9	9.8
* Minimum ratio for the 9-quarter forecast period
The Dodd-Frank Act, pursuant to section 165(i)(2), requires all bank holding companies (BHCs) with total consolidated assets of $50 billion or more to develop a set of forward-looking stress tests twice each year. This includes a mid-year test based upon hypothetical economic scenarios developed internally, and a year-end test based upon hypothetical economic scenarios developed by the Federal Reserve Board (FRB). The BHC stress scenarios also include idiosyncratic elements determined internally. The estimated financial results of the stress test will identify the hypothetical projected capital position of a corporation under severely adverse economic conditions to determine if there is sufficient capital to absorb losses and support operations.

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For the DFAST forecasts, subjected BHCs are required to use a uniform set of capital assumptions over the nine-quarter planning period, which includes (i) no issuances or redemptions of regulatory capital instruments, (ii) quarterly common stock dividend distributions equal to the average of the prior four quarters, and (iii) capital instrument payments that must be equal to the previously stated expectations of dividends, interest, or principal payments.

2	Economic Scenario
Comerica developed the BHC Severely Adverse scenario as per the mid-year DFAST requirements. Comerica's Chief Economist built the scenario projections with the feedback and support of Comerica's Scenario Design Group. The BHC Severely Adverse scenario reflects a low-probability, distressed environment. Idiosyncratic vulnerabilities were further built into the BHC Severely Adverse scenario.
The BHC Severely Adverse scenario is characterized by a severe five-quarter recession. The U.S. economy stalls in the third quarter of 2014 and then falls into a severe recession lasting five quarters, beginning in the fourth quarter of 2014. Triggers for the U.S. recession are a severe global recession, a pullback in U.S. consumer spending, deteriorating housing markets, and declining business investment. Economic recovery begins in early 2016, but is muted relative to historical averages. The unemployment rate increases to a maximum of 11.9% and then gradually recedes. Inflation is weak, with the Consumer Price Index declining through the recession and increasing below the FRB’s target range after that. The FRB keeps the Federal funds rate near zero for the duration of the forecast. Long rates remain flat near recent lows through the end of 2016. The BHC Severely Adverse scenario also includes idiosyncratic impacts that result in rapid deposit declines and increased loan usage, resulting in adverse impact on earnings and capital.

3	Risks accounted for in stress testing results
Comerica developed its capital management process and leveraged its existing risk management structure in order to ensure that capital adequacy was assessed based on its material risks and its associated risk profile. Comerica assumes various types of risk in the normal course of business. While Management classifies its key risk exposures into six areas: (i) credit, (ii) market, (iii) liquidity, (iv) operational, (v) compliance, and (vi) business risks, it also evaluates its total portfolio risk exposures through its enterprise-wide risk management structure.

3.1	Enterprise Risk Management
Comerica continues to enhance its risk management capabilities with additional processes, tools, and systems designed not only to provide management with deeper insight into Comerica’s various risks and their alignment with its risk appetite (including risk tolerances), but also to enhance Comerica’s ability to control and mitigate those risks while ensuring that appropriate compensation is received for the risks taken. Specialized risk managers, along with the risk management committees for credit, market, liquidity, operational, and compliance risk are responsible for the day-to-day management of those respective risks.

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In February 2014, Comerica announced the addition of a Chief Risk Officer (CRO). The office of the CRO is in the process of consolidating key elements of risk management on one team and strengthening the Corporation's overall corporate risk framework. The monitoring and coordination of the Corporation's risk resides with Comerica’s Enterprise-Wide Risk Management (EWRM) Committee. The EWRM Committee is responsible for establishing governance over the enterprise-wide risk management process and providing oversight in managing Comerica’s aggregate risk position. The EWRM Committee is principally made up of various senior managers from the different risk areas and business units. The members have been appointed by Comerica’s Chairman and Chief Executive Officer, and the EWRM Committee has reporting responsibility to the Enterprise Risk Committee (ERC) of the Board of Directors.
In order to facilitate the EWRM process, the Enterprise Risk Office under the CRO provides the resources for the EWRM Committee to carry out its responsibilities. The Enterprise Risk Office is responsible for planning and coordinating the enterprise stress testing activities and processes that result in the Capital Plan. In addition, the Model Risk Management Department under the CRO provides an independent validation function of the various risk-management models that complement Comerica’s existing audit processes.

3.2	Credit Risk Management
Comerica considers credit risk to be, in aggregate, its most significant risk. It represents the risk of loss due to failure of customers or counterparties to meet their financial obligations in accordance with contractual terms.
Comerica manages credit risk through conservative underwriting, skilled and experienced relationship management, an independent Credit Administration function, approval and periodic review of all significant credit exposures, and detailed credit policies and guidelines. At the portfolio level, Comerica mitigates the impact of credit risk through loan portfolio diversification. In addition to geographic diversification naturally achieved through Comerica's multi-state footprint, Comerica limits exposure to any single industry, customer, or guarantor by selling participations and/or syndicating to third parties credit exposures above those levels it deems prudent.
The governance of the credit-risk process begins with the Strategic Credit Committee, which is chaired by the Chief Credit Officer and is supported by various other corporate resources. Credit Administration provides the resources to help manage business line transactional credit risk by ensuring that all credit exposure is properly underwritten and risk rated according to the requirements of the Credit Risk Rating Policy. Credit Administration also provides business segment reporting as necessary.
Portfolio Risk Analytics provides comprehensive reporting on portfolio credit risks, continuous assessment and verification of risk rating models, quarterly calculation of the allowance for loan losses and the allowance for credit losses on lending-related commitments, quarterly calculation of credit risk economic capital, and periodic stress testing of the credit risk portfolio.
The Special Assets Group is responsible for managing the recovery process of distressed or defaulted loans and loan sales.

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3.3	Market and Liquidity Risk Management
Market risk represents the risk of loss due to adverse movements in markets, including interest and foreign exchange rates, as well as commodity and equity prices. Liquidity risk represents (i) the failure to meet financial obligations when due that result from an inability to liquidate assets or obtain adequate funding and (ii) the inability to easily unwind or offset specific exposures without taking a significant loss due to market disruptions or inadequate market depth.
The Asset Liability Policy Committee (ALCO) establishes and monitors compliance with the policies and risk limits pertaining to market and liquidity risk management activities. Comerica’s Enterprise Risk and Treasury Departments support ALCO in measuring, monitoring, and managing interest rate risk, liquidity risk, and coordination of all other market risks. This encompasses a variety of key activities, from analysis of risk positions and balance sheet structures to recommendations on risk mitigants. More specifically, the Enterprise Risk and Treasury Departments monitor risk levels, anticipate potential needs, and devise solutions for ALCO’s consideration, including actions such as interest rate risk hedging (both on- and off-balance sheet), debt and capital issuance for liquidity management, and security portfolio size and composition. In addition, the Enterprise Risk and Treasury Departments support ALCO through the development of economic capital estimates for market risk and monitoring of capital adequacy in accordance with Comerica’s Capital Management Policy.

3.4	Operational Risk Management
Operational risk represents the risk of loss resulting from inadequate or failed internal processes, people, systems, or external events. The definition includes legal risk, which is the risk of loss resulting from failure to comply with laws and regulations, as well as prudent ethical standards and contractual obligations. Operational risk is mitigated through a system of internal controls that are designed to keep operating risks at appropriate levels. This system of controls is tailored to each business unit’s specific risk profile and is comprised of a combination of system controls and manual controls (including management review and oversight) designed specifically to detect and prevent operational failures.
For governance purposes, Comerica established an Operational Risk Management Committee to help ensure that appropriate risk management techniques and systems are maintained. Comerica has developed a framework that includes a centralized operational risk management function and support personnel which are responsible for managing operational risk specific to the respective business lines. In addition, Internal Audit and Finance staff monitor and assess the overall effectiveness of the system of internal controls on an ongoing basis.

3.5	Compliance Risk Management
Compliance risk represents the risk of regulatory sanctions, reputational impact, or financial loss resulting from failure to comply with regulations and standards of good banking practice. Activities that may expose Comerica to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending, consumer protection, employment and tax matters, over-the-counter derivative activities, and other activities regulated by the Dodd-Frank Act. Comerica established an Enterprise-Wide Compliance

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Committee (EWCC) comprised of senior business unit managers, as well as managers responsible for a broad array of risk, and audit managers. This enterprise-wide approach provides a consistent view of compliance across the organization. The EWCC also ensures that appropriate actions are implemented in business units to mitigate risk to an acceptable level.

3.6	Business Risk Management
Business risk represents the risk of loss due to impairment of reputation; failure to fully develop and execute business plans; failure to assess current and new business, market, and product opportunities; and any other event not identified in the defined risk categories of credit, market, operational, or compliance risks. Mitigation of the various elements that represent business risk is achieved through initiatives to help the Corporation better understand and report on the various risks.

4	Methodologies used and resulting stress test estimates
Comerica employs several different quantitative and qualitative methods in the stress testing processes to forecast the impact of the risks over a nine-quarter forecast period. The methods developed are focused on a repeatable, transparent process that ties forecast results to macroeconomic variables to ensure Comerica’s ability to forecast using given economic scenario. Methods include statistical modeling techniques (regression models, Monte Carlo simulations, actuarial models, mathematical finance models, etc.) for primary forecasts, along with challenger models for benchmark forecasts, historical trend analysis, scenario analysis, and calibration with expert management judgment, where appropriate. There are over 100 models (many with several subcomponent models) utilized to generate forecast results sensitive to macroeconomic scenarios throughout the stress testing process. Key models employed were back-tested by comparing forecasts against Comerica’s historical results and industry performance to ensure relevance and consistency.
An independent team reviews and validates the components of the model development, the reasonability of the forecast results, and the accuracy of model and mathematical calculations. Additionally, the organization involves a collection of various committees comprised of differing levels of management and business expertise that provide input into the model development process and challenge the stress testing results from a business perspective to ensure alignment with business expectations given the economic scenario. Quantitative and qualitative overlays and buffers are incorporated into the forecast estimates to account for internal strategic initiatives, tactical business decisions, or identified model weakness and limitations, where appropriate.
Final results and submissions to the Federal Reserve are reviewed, challenged, and formally approved by Comerica’s Board of Directors.
Comerica’s Economics Department developed a broad collection of macroeconomic variables that are a part of the overall forecasting process throughout all segments of the stress testing process. These variables include a broad spectrum of income, interest rate, market and housing variables, whose forecasts are appropriately aligned with Comerica's scenarios.

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The methodologies used for each major component of the stress testing process and the resulting model estimates in the hypothetical idiosyncratic BHC Severely Adverse mid-year scenario are summarized below.

4.1	Credit Losses and Allowance for Loan and Lease Losses (ALLL): Model Development and Estimates

4.1.1	Credit Loss Forecasts - Wholesale Loans
Wholesale loans represent more than 90% of Comerica's credit risk exposure. Commercial and Industrial (C&I) loans are dominated by exposures to middle market and large corporate as well as small business companies, and private banking customers primarily located in Comerica's operating footprint. This includes exposures to a small assortment of specialty industries and, to a lesser extent, international businesses. Comerica's Commercial Real Estate (CRE) loans include the financing of construction projects located primarily in Comerica's operating footprint, including loans to CRE developers and national homebuilders.
Comerica employed several internally developed quantitative models to forecast credit losses for its C&I and CRE portfolios, as well as related exposures to derivative and foreign exchange product counterparties. Core loss-forecasting models were developed at granular levels for C&I business segments and CRE product segments that had historically demonstrated different degrees of sensitivity to the macroeconomic environment. Exposure to owner-occupied CRE was modeled in the C&I segment due to the nature of the collateral and repayment sources in addition to its loss history. Unsecured exposures to entities deemed to be primarily related to CRE (i.e., developers and real estate investment trusts) were modeled as CRE exposures. Certain personal purpose loans that are underwritten and have the same cash flow repayment source as wholesale loans, such as loans to owners of C&I customers, are modeled in the relevant C&I or CRE segment.
Models for each of these segments were developed to generate loss forecasts by projecting the probability of default (PD), loss given default (LGD), and exposure at default (EAD). The models used the credit exposure and risk profile of the segment at the outset of the forecast period, forecasts of the outstanding balance for each segment through the forecast period (described above), and combinations of predictive macroeconomic variables specifically relevant to each C&I and CRE segment and risk driver (PD, LGD, and EAD). For each of the C&I and CRE segments, default forecasting is based on actual historical risk migration patterns and sensitivity to the macroeconomic environment. LGD and EAD projections for each of the segments are based on historically demonstrated sensitivity of those factors to changes in the macroeconomic environment.
In addition to the core credit loss forecasting models based on the performance history of Comerica's own portfolio, Comerica has constructed macro-sensitive challenger models using relevant external data and alternative modeling methodology. The output of these challenger models serves to benchmark and influence the final credit loss forecasts in the stressed scenarios. Incorporating the results of these challenger models served to amplify the loss forecasts generated by the core models.

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4.1.2	Credit Loss Forecasts - Retail Loans
The retail portfolios mainly consist of loans secured by residential real estate originated directly from borrowers in Comerica's footprint. Over 70% of the portfolio is from borrowers with other Comerica relationships. Retail portfolios were modeled in two segments, Residential Mortgage and Home Equity, which together represent over 90% of the total retail portfolio.
Models for each of these segments were developed to generate loss forecasts by projecting the PD, LGD, and EAD. The models used the credit exposure and risk profile of the segment at the outset of the forecast period, forecasts of the outstanding balance for each segment through the forecast period, and combinations of predictive macroeconomic variables specifically relevant to each retail segment and risk driver (PD, LGD, and EAD).
In addition to the core credit loss forecasting models based on the performance history of Comerica's own retail portfolios, Comerica has constructed macro-sensitive challenger models using relevant external data and alternative modeling methodology. The output of these challenger models serves to benchmark and influence the final credit-loss forecasts in the stressed scenarios. Incorporating the results of these challenger models served to amplify the loss forecasts generated by the core models.

4.1.3	Allowance for Loan and Lease Losses (ALLL) and Provision
The Comerica ALLL forecasting models and resulting provision expense are driven by modeled balances, risk distribution, portfolio losses, and select macroeconomic variables over the nine-quarter forecast period. Several key ratios are employed to ensure that the modeled results of ALLL are appropriate and provide sufficient coverage of expected losses.
The table below identifies the cumulative nine-quarter forecasted loan loss estimates for Comerica based upon the hypothetical idiosyncratic BHC Severely Adverse economic scenario.
Projected Loan Losses, by Type of Loan, Q2 2014 - Q2 2016

Loan Loss Rates BHC Severely Adverse Scenario	9 Qtr Total
	$ in Billions	Portfolio Loss Rate
Loan Losses	$2.03	4.6%
First Lien Mortgages, Domestic	0.02	1.2
Junior Liens and HELOCs, Domestic	0.09	6.6
Commercial and Industrial	1.65	4.7
Commercial Real Estate	0.27	4.8
Credit Cards	—	—
Other Consumer	—	1.7
Other Loans	—	—

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The above referenced charge-offs and loss rates are based upon Comerica’s internal credit segmentation and do not necessarily align with regulatory reporting segments. As noted above, Comerica models owner-occupied CRE as a C&I loss type due to the nature of the collateral and repayment sources in addition to its loss history. Owner-occupied CRE is reported as CRE exposure in regulatory reporting.

4.2	Pre-Provision Net Revenue (PPNR) and Other Risks: Model Development and Estimates
The development of PPNR components are integral to estimating credit losses and capital impacts for the stress testing process. Major balance sheet and income statement items, including loans, deposits, noninterest income, and noninterest expense, are forecasted based upon the outputs of statistical regression models that properly quantify the relationship between macroeconomic variables and internal historical results at a granular level of product or business line segmentation. Macroeconomic variables used in the models are selected based upon business and statistical reviews. Final model selection includes both a business and a statistical review, ensuring that forecasts are in line with management expectations, and the model passes a collection of statistical tests to confirm reliable and stable results. The forecasts used for stress testing are reviewed from a business perspective with overlays of management expertise where justified by identified strategic plans, tactical business changes, or other model limitations.
Balance Sheet Projections
Balance sheet forecasts are based upon a combination of statistical models for each major asset and liability component, combined with other mathematical formulas and management judgment for estimates of balances in smaller balance sheet components.
Total accruing loans are divided into granular commercial loan segments by major business lines and retail segments by product type with statistical regression models tied to macroeconomic variables used to forecast monthly balances in a given economic scenario. The smallest segments of the Commercial and Retail loan portfolio, that combined equate to less than 1% of total accruing loans, are modeled based upon a rolling 12-month average as opposed to a statistical regression model, due to the small size and limited activity.
Total deposits are divided by major product type, with statistical regression models tied to macroeconomic variables used to predict quarterly average balances in a given economic scenario.
The remaining balance sheet categories that are not driven by macroeconomic variables are estimated using a combination of quantitative relationships tied to internal variables and management judgment.
Income Statement Projections
Net interest income is forecasted by using modeled balance estimates of commercial loans, retail loans, and deposits noted above and applying forecasted interest rates that are developed based upon a combination of the interest rate environment, cash flow analysis, and management insights.

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Noninterest income is forecasted using statistical regression models tied to macroeconomic variables. The models developed were based upon granular segmentation of major product categories which are driven by similar macroeconomic factors.
Noninterest expenses were forecasted in a similar manner to noninterest income with granular segmentation based on major expense category. A few expense segments were modeled with quantitative historical relationships to a macro variable or scenario as opposed to a statistical regression model, which more appropriately captured the response in a given economic scenario.
Aggregate operational loss estimates are categorized by the Basel-defined seven event types (such as internal loss, external loss, etc.) that are used as units of measure for Comerica and are developed based on a Loss Distribution Approach (LDA), which is an actuarial-based statistical model. The LDA methodology indicates separate models for frequency and severity. In this process, a scarcity of tail events (events that are rare and very severe) were mitigated by augmenting internal loss tail data with results from internal survey data. Macroeconomic variables act as drivers, and the frequency was dialed up or down depending on the severity of the specific scenario. This algorithm was applied to each event type and aggregated to obtain a total stressed expected loss for the given scenario.
Other unique risks were captured in loss estimates based upon the distinctive characteristics of each individual portfolio.
The table below identifies the cumulative nine-quarter forecasted estimates of revenues and expenses for Comerica based upon the hypothetical idiosyncratic BHC Severely Adverse scenario.
Projected Losses, Revenue, and Net Income Before Taxes through Q2 2016

BHC Severely Adverse Scenario	9 Qtr Total
	$ in Billions	% of Average Assets
Pre-Provision Net Revenue (PPNR)	$1.28	2.2%
Other Revenue	—
Less
Provision	2.80	4.7
Realized Gains/Losses on Securities (AFS/HTM)	—	—
Trading and Counter Party Losses	—	—
Other Losses/Gains	0.09	0.1
Equals
Net Income/(Loss) Before Taxes	$(1.61)	(2.7)%

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Total net income/(loss) before taxes over the nine-quarter period in the hypothetical BHC Severely Adverse scenario was estimated at ($1.6 billion), primarily attributable to higher credit losses and provisions. Total estimated net income/(loss) was also impacted by lower loan volume, lower noninterest income, and a rise in expenses related to greater pension and FDIC expenses. The capital impact of these estimates is discussed and identified below.

4.3	Capital: Methodology and Results Summary

Under the hypothetical mid-year BHC Severely Adverse scenario, which was performed under DFAST rules, Comerica’s capital position and capital ratios were calculated by analyzing the impact to capital from:

•	Changes in business mix (on-, and off-balance sheet),

•	Changes in projected earnings,

•	Capital actions as prescribed by the DFAST regulations, and

•	Any adjustments for regulatory rules.
The pro forma balance sheet was then risk weighted using the regulatory rules to which Comerica is subject. The change in the level of the total risk-weighted assets from one quarter to the next reflects changes in the overall balance sheet size and mix and changes in off-balance sheet exposures. Risk-weighted asset projections were based on applicable risk weightings pertaining to each type of asset category. The resulting regulatory capital and risk-weighted asset estimates were used to generate pro forma quarterly capital ratios.
As Comerica is a non-advanced approaches BHC, it will be subject to the Basel III rules beginning in 2015. Based on this and instructions issued by the FRB for the hypothetical DFASTs, Comerica's projected capital ratios were calculated as follows:

•	Tier 1 Common: under existing Basel I rules through the forecast horizon;

•	Common Equity Tier 1: not applicable in 2014, under Basel III rules beginning in 2015;

•	Tier 1 Capital, Total Capital and Leverage Ratio: under existing Basel I rules through 2014, under Basel III rules beginning in 2015.
As required by the DFAST rules, certain capital actions and capital distributions assumptions were prescribed by the FRB and do not necessarily represent the actual capital actions that Comerica would intend to take. Instead, DFAST requires BHCs to calculate their pro forma capital ratios using the following assumptions regarding their capital actions over the planning horizon:

•	For the first quarter of the planning horizon, a BHC must take into account its actual capital actions for that quarter;

•	For each of the second through ninth quarters of the planning horizon, a BHC must include in the projections of capital:

◦	Common stock dividends equal to the quarterly average dollar amount of common stock dividends that the BHC paid in the previous year;

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◦
Payments on any other instrument that is eligible for inclusion in the numerator of a regulatory capital ratio equal to the stated dividend, interest, or principal due on such instrument during the quarter; and

◦
An assumption of no redemption or repurchase of any capital instrument that is eligible for inclusion in the numerator of a regulatory capital ratio (which would include an assumption of no common share repurchases).

The impact of the aforementioned rules, assumptions, and balance sheet and income statement results on capital ratios in the hypothetical BHC Severely Adverse scenario over the cumulative nine-quarter forecasting period are identified in the table below:
Projected Stressed Capital Ratios through Q2 2016

BHC Severely Adverse Scenario		Stressed Capital Ratios
	Actual Q1 2014	Q2 2016	Minimum *
Tier I Common Ratio	10.6%	9.4%	9.4%
Common Equity Tier 1 Capital Ratio	NA	9.4	9.4
Tier I Risk - Based Capital Ratio	10.6	9.4	9.4
Total Risk - Based Capital Ratio	13.0	11.4	11.4
Tier I Leverage Ratio	10.9	9.8	9.8
* "Minimum" means the lowest result for any quarter over the 9-quarter forecast period

Actual Q1 2014 and Projected Q2 2016 Risk-Weighted Assets

Projected Q2 2016
BHC Severely Adverse	Actual Q1 2014	Current General Approach	Basel III Standardized Approach
Risk-Weighted Assets	$65.8B	$55.7B	$57.8B

Comerica remains well capitalized throughout the forecast horizon, as shown in the table above. In the DFAST BHC Severely Adverse scenario, Tier 1 Common capital declines approximately 120 basis points over the forecast horizon to 9.4%. This decline is primarily driven by an expectation of deterioration in core earnings, as well as rising credit costs exceeding pre-provision net revenues (PPNR) over the nine-quarter forecast horizon. As detailed in the PPNR table, this leads to a forecasted pre-tax net loss of approximately $1.6 billion over the forecast horizon. The aforementioned forecasted net loss is partially mitigated by lower risk-weighted assets, primarily due to lower loan balances over the course of the forecast horizon. In summary, in the mid-year BHC Severely Adverse scenario, Comerica remains well capitalized throughout the forecast horizon, as shown in the above table.

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5	Forward Looking Statements
Any statements in this document that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this document and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; volatility and disruptions in global capital and credit markets; changes in Comerica's credit rating; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers; operational difficulties, failure of technology infrastructure or information security incidents; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this document or in any other documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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